Exhibit 14.1

Knowles Electronics Holdings, Inc.

Code of Ethics for
Principal Executive and Senior Financial Officers

1.	Introduction and Purpose

This Code of Ethics for Principal Executive and Senior Financial Officers (the “Code”) helps maintain the standards of business conduct of Knowles Electronics Holdings, Inc. and its subsidiaries (the “Company”) and ensure compliance with legal requirements, specifically Section 406 of the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission (the “SEC”) rules promulgated thereunder that apply to the actions and conduct of officers of the Company in carrying out the business of the Company.

The purpose of the Code is to deter wrongdoing and promote:

• Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

• Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company may file with, or submit to, the SEC, and in other public communications made by the Company;

• Compliance with applicable governmental laws, rules and regulations of the United States and other jurisdictions;

• The prompt internal reporting of violations of the Code, to the appropriate person or persons identified in the Code; and

• Accountability for adherence to the Code.

Nothing in this Code creates or implies an employment contract or term of employment.

2.	Application

The Code is applicable to persons in the following positions or to those performing similar functions either at Knowles Electronics Holdings, Inc. or any of its direct or indirect subsidiaries (referred to collectively as “Officers”):

a.	Principal executive officer,

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b.	Principal financial officer,

c.	Principal accounting officer,

d.	Senior executive officers, and

e.	Persons performing similar functions.

Additionally, the Company expects that all employees who participate in the preparation of any part of the Company’s financial statements or other public communications should follow these guidelines.

3.	Ethical Conduct

It is the policy of the Company that each Officer:

a.	Act with honestly and integrity.

b.	Avoid actual or apparent conflicts of interest between personal and professional relationships.

c.	Disclose to the Company’s Governance Compliance Officer any material transaction or relationship that reasonably could be expected to give rise to any violations of the Code, including actual or apparent conflicts of interest with the Company.

d.	Provide the Company’s other employees, consultants, and advisors with information that is accurate, complete, timely and understandable.

e.	Endeavor to ensure full, fair accurate, timely and understandable disclosure in the Company’s public communications, including reports and documents that the Company files with, or submits to, the SEC.

f.	Comply with applicable governmental laws, rules and regulations of the United States and other jurisdictions.

g.	Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated.

h.	Respect the confidentiality of information acquired in the course of employment, except where there is Company approval or where disclosure is otherwise legally mandated. Confidential information acquired in the course of one’s work will not be used for personal advantage.

i.	Promote ethical behavior in the work environment.

j.	Be responsible in the stewardship and control of all of the Company’s assets and resources.

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k.	Report promptly to the Governance Compliance Officer any conduct that the Officer believes to be a violation of the Code.

4.	Officer Accountability

Violations of this Code, including failures to report potential violations by others, can lead to disciplinary action at the Company’s discretion, up to and including termination.

5.	Company Accountability

The Company will not retaliate against an officer, director or employee who reports, causes to be reported, participates in, or otherwise assists in a proceeding or investigation regarding any violation or potential violation of this Code.

The Company will endeavor to maintain the anonymity of the employee and confidentiality of the information that is reported. However, in order to conduct an effective investigation, it may not be possible to maintain confidentiality and anonymity.

6.	Record keeping

The Governance Compliance Officer will maintain records of all potential and actual violations of the Code that are reported and the disposition of each potential or actual violation.

7.	Governance Compliance Officer Designation

The Governance Compliance Officer shall be appointed by the CEO.

8.	Waiver and Amendment

Any amendment or waiver of any provision of this Code must be approved in writing by the Board of Directors and promptly disclosed pursuant to applicable laws and regulations.

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